Exhibit 99.01
DIAMOND FOODS RAISES EARNINGS GUIDANCE FOR
FISCAL 2009
Earnings outlook for second fiscal quarter and full-year increased by $0.05 per share, driven by margin improvement
San Francisco, Calif. (Jan. 27, 2009) — Diamond Foods, Inc. (NASDAQ: DMND) today announced that it expects diluted earnings per share (EPS) for the quarter ending January 31, 2009 to be between $0.29 and $0.34, $0.05 per share above the Company’s previous guidance. Additionally, the Company raised EPS guidance for the fiscal year ending July 31, 2009 by $0.05 per share to $1.25 to $1.32 on the strength of improving gross margins, which are now expected to be more than 400 basis points above the prior year’s level.
Speaking to analysts and investors at the NASDAQ Market Site in New York City, President and CEO Michael J. Mendes said, “Based on the solid performance of our Diamond culinary nut business and our snack portfolio, which consists of Emerald snack nuts and Pop Secret microwave popcorn, we now expect to achieve EPS growth of between 37 to 45 percent for the fiscal year. We are pleased by the complimentary nature of our expanded snack portfolio, and believe we will benefit from the synergy of the larger business in the future.”
Mr. Mendes also indicated that the integration of Pop Secret into the Company’s snack portfolio should be complete, as planned, during the third fiscal quarter. “Since the September acquisition, we have maintained Pop Secret’s strong grocery distribution, while demonstrating to our retail partners a commitment to investing in the brand through a round of television advertising launched in mid-October. Since brand building and product and packaging innovation are key elements of our snack growth strategy, we expect to double R&D spending this year. In fact, we have already experienced meaningful success with new innovative items, such as Emerald Cocoa Roast Almonds, Breakfast on the Go and our line of 100 Calorie Snack Nuts. During the next several months, we expect to begin shipping two snack nut items targeted to further expand our distribution in the peanut segment of the snack aisle.”
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s investor relations department.
About Diamond Foods
Diamond Foods is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond®, Emerald® and Pop Secret® brands.
The Company expects to release its second quarter results on March 11, 2009.

Corporate Web Site: www.diamondfoods.com
Consumer Web Sites: www.emeraldnuts.com, www.diamondnuts.com, and www.popsecret.com
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CONTACTS:
Bob Philipps,
Diamond Foods, Inc.
Treasurer, VP Investor Relations
415-445-7426 (Investors)
bphilipps@diamondfoods.com
David Conner
Access Communications
415.844.6233 (Media)
dconner@accesspr.com